Exhibit 5.1

February 10, 2012

Royal Bank of Canada
200 Bay Street
Royal Bank Plaza
Toronto, Ontario
Canada, M5T 2J5
Dear Sirs/Mesdames:

- Re: Royal Bank of Canada – Senior Global Medium-Term Notes, Series E

We have acted as Canadian counsel to Royal Bank of Canada (the “Bank”) in connection with the issue of the securities described in Annex A hereto (the “Offered Securities”) pursuant to the Distribution Agreement dated January 28, 2011 (the “Distribution Agreement”) relating to the Bank’s Senior Global Medium-Term Notes, Series E, in an aggregate amount of up to US$25,000,000,000, or the equivalent thereof in other currencies or currency units (such series of securities being hereinafter referred to as the “Series”), to be issued pursuant to the Indenture, dated as of October 23, 2003, as supplemented by the First Supplemental Indenture, dated as of July 21, 2006, and by the Second Supplemental Indenture, dated as of February 28, 2007, between the Bank and The Bank of New York Mellon (formerly known as The Bank of New York) (as successor to the corporate trust business of JP Morgan Chase Bank, N.A.), (collectively, the “Indenture”) as Trustee (the “Trustee”).

We have participated in the preparation of the following:
i.	the Distribution Agreement;

ii.	the Indenture;

iii.	the registration statement of the Bank on Form F-3 dated January 21, 2011 as amended on January 28, 2011 (the “Registration Statement”); and

iv.
the prospectus of the Bank dated January 28, 2011 included in the Registration Statement (the “Basic Prospectus”) as supplemented by the prospectus supplement dated January 28, 2011 specifically relating to the Securities (the “Prospectus Supplement”, and together with the Basic Prospectus, the “Program Prospectus”).

We understand that the Registration Statement and the Program Prospectus were filed with the United States Securities and Exchange Commission in connection with the Series and that the Pricing Supplements described on Annex A hereto relating to the Offered Securities (the “Pricing Supplements”) have been filed with the United States Securities and Exchange Commission in connection with the Offered Securities.

For the purposes of our opinions below, we have examined such statutes, public and corporate records, certificates and other documents, and considered such questions of law, as we have considered relevant and necessary as a basis for the opinions hereinafter set forth. In such examination we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies or facsimiles. For the purposes of the opinions expressed herein, we have, without independent investigation or verification, assumed that the Indenture has been duly authorized, executed and delivered by, and constitutes a legal, valid and binding obligation of, each party thereto other than the Bank.
In giving this opinion, we express no opinion as to any laws other than the laws, at the date hereof, of the Provinces of Ontario and Québec and the federal laws of Canada applicable therein.

Based and relying upon and subject to the qualifications set forth herein, we are of the opinion that:
1.	the Bank validly exists as a Schedule I bank under the Bank Act (Canada) and has the corporate power to create the Series and to create, issue and sell the Offered Securities;

2.
the issue and sale of the Offered Securities has been duly authorized by all necessary corporate action in conformity with the Indenture, and such Offered Securities have been duly executed, authenticated and issued in accordance with the Indenture, and such Offered Securities are validly issued and to the extent validity of the Offered Securities is a matter governed by the laws of the Provinces of Ontario or Québec, or the laws of Canada applicable therein, are valid obligations of the Bank;

3.
the Distribution Agreement has been duly authorized, executed and, to the extent delivery is a matter governed by the laws of the Province of Québec or Ontario and the federal laws of Canada applicable therein, delivered by the Bank; and

4.
the Indenture has been duly authorized, executed and, to the extent delivery is a matter governed by the laws of the Province of Québec or Ontario and the federal laws of Canada applicable therein, delivered by the Bank and, to the extent validity thereof is a matter governed by the laws of the Provinces of Québec or Ontario and the federal laws of Canada applicable therein, is valid and, with respect to the provisions thereof governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein, constitutes a legal, valid and binding obligation of the Bank enforceable in accordance with its terms.

The opinions set forth in paragraphs 2 and 4 above as to the validity of the Offered Securities and the enforceability of the Indenture are subject to the following qualifications:

i.	equitable remedies, such as specific performance and injunctive relief, are remedies which may only be granted at the discretion of a court of competent authority;

ii.
enforceability may be limited by bankruptcy, insolvency and other laws of general application affecting the rights of creditors (including the provisions of the Bank Act (Canada) respecting such matters); and

iii.
pursuant to the Currency Act (Canada), a judgment by a court in any province in Canada may be awarded in Canadian currency only and such judgment may be based on a rate of exchange which may be the rate in existence on a day other than the day of payment of such judgment.

The opinions expressed herein are provided solely for the benefit of the addressee in connection with the issue of the Offered Securities and are not to be transmitted to any other person, nor are they to be relied upon by any other person or for any other purpose or referred to in any public document or filed with any government agency or other person without our prior express consent. The opinions expressed herein may be relied upon by Morrison & Foerster LLP for the purposes of its opinion dated the date hereof addressed to the Bank with respect to the subject matter hereof.

We hereby consent to the filing of this opinion as an exhibit to the Bank’s Report of Foreign Private Issuer on Form 6-K. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the rules and regulations promulgated thereunder.

Yours very truly, /s/ Norton Rose Canada LLP

Annex A to Legal Opinion

Name of Security	Date of Pricing Supplement	Date of Settlement of Security	Principal Amount
Redeemable Fixed Rate Notes, due February 10, 2023	February 7, 2012	February 10, 2012	$37,100,000